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                                                                    EXHIBIT 3.10

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                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               ACC OF KENTUCKY LLC


                      A DELAWARE LIMITED LIABILITY COMPANY











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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                               ACC OF KENTUCKY LLC


         This Limited Liability Company Agreement dated as of December 31, 1998 is made by and between the persons whose signatures appear on the signature page hereof.

                             ARTICLE 1 -- FORMATION

         1.1 CERTIFICATE OF FORMATION. A Certificate of Formation was filed with the Secretary of State of the State of Delaware on December 22, 1998, and was deemed effective on December 31, 1998, the date on which the term of the Company shall begin (the "Certificate of Formation").

         1.2 NAME. The name of the limited liability company is "ACC of Kentucky LLC".

         1.3 PURPOSE. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

         1.4 TERM. The Company shall commence on the effective date specified in the Certificate of Formation and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

         1.5 REGISTERED OFFICE; REGISTERED AGENT. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by the Act. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or entity as the Managing Member may designate from time to time in the manner provided by the Act.

         1.6 PRINCIPAL OFFICE. The principal office of the Company shall be at 221 South Porter Drive, Richmond, Kentucky 40475 or at such other place as the Managing Member may designate from time to time.

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                            ARTICLE 2 -- DEFINITIONS

         The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

         "ACC OF TENNESSEE" means ACC of Tennessee LLC, a Delaware limited liability company.

         "ACW" means American Cellular Wireless LLC, a Delaware limited liability company.

         "ACT" the Delaware Limited Liability Company Act, 6 Del. C Sections 18-101, ET SEQ., as it may be amended from time to time, and any successor to such statute.

         "AGREEMENT" means this limited liability company agreement, as originally executed and as amended from time to time.

         "CAPITAL ACCOUNT" has the meaning defined in SECTION 3.4.

         "CAPITAL CONTRIBUTION" means, with respect to each Member, the amount contributed by such Member to the capital of the Company pursuant to SECTIONS
3.2 and 3.3.

         "CERTIFICATE OF FORMATION" has the meaning defined in SECTION 1.1.

         "CODE" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

         "COMPANY" means the limited liability company governed by this Agreement.

         "DEFICIT CAPITAL ACCOUNT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                  (i) credit to such Capital Account any amount that such Member is obligated to restore to the Company under Regulation Section 1.704-1(b)(2)
(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and (i)(5); and

                  (ii) debit to such Capital Account the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)

This definition is intended to comply with the provisions of Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently with those provisions.

         "DISTRIBUTABLE CASH" means, with respect to any fiscal period, all cash receipts received by the Company from operations

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in the ordinary course of business including, without limitation, income from invested Reserves and cash receipts of the Company from any borrowing by the Company, but after deducting Operating Cash Expenses, debt service, commitment fees, loan broker fees, and other payments made in connection with any loan to the Company or other loans secured by lien on the Company's assets, capital expenditures of the Company and amounts set aside for the creation of or addition to Reserves, all as determined in the discretion of the Managing Member. Distributable Cash does not include Capital Contributions made in accordance with ARTICLE 3. The Managing Member shall use its discretion to determine the nature and extent of Distributable Cash.

         "MAJORITY PERCENTAGE INTEREST" means the vote, approval, consent or other action of Members entitled to act or vote thereon holding more than fifty percent (50%) of the outstanding Units held by such Members as of the date on which the event triggering the vote, approval, consent or other action of Members occurs.

         "MANAGING MEMBER" means ACC of Tennessee and any successor managing member of the Company appointed by the Members in accordance with the terms of this Agreement and the Act. The Managing Member shall be the "manager" of the Company for purposes of the Act.

         "MEMBER" means each person who executes a counterpart of this Agreement as a Member and each person who may hereafter be admitted to the Company as an additional or substituted Member.

         "OPERATING CASH EXPENSES" means, with respect to any fiscal period, the amount of cash disbursed in the ordinary course of operations of the Company during such period, including without limitation, all cash expenses such as expenses relating to marketing, sales, regulatory matters, technical matters, engineering matters, rights of way, telecommunication expenses, utility charges, administrative costs, advertising expenses, legal and accounting fees, insurance premiums, taxes, and repair and maintenance expenses, all as determined in the discretion of the Managing Member. Operating Cash Expenses shall not include expenditures paid out of Reserves.

         "PERCENTAGE INTEREST" means, with respect to any Member at any time, the percentage determined based on the ratio that the number of Units held by such Member bears to the total number of outstanding Units.

         "REGULATION" includes temporary and final Treasury regulations promulgated under the Code and the corresponding sections of any Treasury regulations subsequently issued that amend or supersede such regulations.

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         "RESERVES" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves that may be maintained by the Company for working capital and to pay taxes, insurance, debt services or other costs or expenses of the Company, all as determined in the discretion of the Managing Member.

         "PRIME RATE" means on any day the prime rate of interest as quoted in the WALL STREET JOURNAL, or if the WALL STREET JOURNAL shall not quote such rate, a comparable base lending rate publicly announced by a commercial bank, selected by the Managing Member.

         "UNITS" means the Units issued to the Members pursuant to this Agreement as set forth on attached SCHEDULE 1, as amended from time to time.

               ARTICLE 3 -- MEMBERS, CONTRIBUTIONS AND INTERESTS

         3.1 MEMBERS' NAMES, ADDRESSES AND PERCENTAGES. The names and addresses of the Members, and their initial Units and Percentage Interests are set forth on attached SCHEDULE 1, as amended from time to time.

         3.2      CONTRIBUTIONS

                  3.2.1 INITIAL CONTRIBUTIONS. Upon execution of this Agreement, the Members shall make the following Capital Contributions to the
Company: (i) ACW shall cause Three Cellular Corporation, a Delaware corporation and wholly-owned subsidiary of ACW, to contribute all of its assets and liabilities to the Company (with an net fair market value of $229,230,000) by operation of merger of Three Cellular Corporation into the Company; and (ii) ACC of Tennessee shall contribute cash in the amount of $1,151,910 to the Company.

                  3.2.2 ADDITIONAL CONTRIBUTIONS. Additional Capital Contributions shall be required only if the Managing Member and the Members holding a Majority Percentage Interest approve the amount of each additional Capital Contribution. If the Managing Member and the Members approve additional Capital Contributions, the Members shall make such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests within the time period determined by the Company.

         In the event that any Member fails to make a required additional Capital Contribution within the time required, the non- defaulting Members may, at their option and as determined by such Members holding a Majority Percentage
Interest:

                           (a) contribute to the Company an amount equal to the defaulting Member's required additional Capital

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         Contribution and elect to readjust the Units and Percentage Interests of the Members so that the Units and Percentage Interest of each Member are in the ratio of a fraction, the numerator of which is the aggregate Capital Contributions of each Member pursuant to this SECTION 3.2 and the denominator of which is the aggregate Capital Contributions of all Members pursuant to this SECTION 3.2; or

                           (b) advance an amount equal to such required additional Capital Contribution on behalf of the defaulting Member (a "Default Loan"). Default Loans shall bear interest at the lesser of the maximum rate permitted by law or the Prime Rate in affect as of the first day of each calendar month, plus 3% per annum, and such interest rate shall be adjusted as of the first day of each calendar month. Default Loans shall be repayable within thirty (30) days after written demand and if not sooner repaid or demand made, shall be repaid from any cash distributions otherwise distributable by the Company to the defaulting Member (and charged against the Defaulting Member's Capital Account) or offset against any amount to be paid to the defaulting Member by the Company.

                  3.2.3 NO INTEREST; NO WITHDRAWAL OF CAPITAL. No interest shall be paid on Capital Contributions and no Member shall have the right to withdraw its Capital Contribution.

         3.3 ADDITIONAL MEMBERS. The Company may, from time to time, admit additional persons as Members with the consent of the Managing Member and the Members holding a Majority Percentage Interest.

         3.4 CAPITAL ACCOUNTS. A capital account ("Capital Account") shall be determined and maintained for each Member in accordance with the principles of Regulation Section 1.704-1(b) at all times throughout the full term of the Company. In the event of a permitted sale or assignment of all or any part of a Member's interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Company interest.

         In the discretion of the Managing Member, the book value of all Company properties may be adjusted to equal their respective gross fair market values, as determined by the Managing Member as of the following times: (1) in connection with the acquisition of an interest in the Company by a new or existing Member for more than a DE MINIMIS Capital Contribution; (2) in connection with the liquidation of the Company as defined in Regulation
Section 1.704-(1)(b)(2)(ii)(g); or (3) in connection with a more than DE MINIMIS distribution to a retiring or a continuing Member as consideration for all or a portion of its interest in the Company. In the event of a revaluation of any

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Company assets hereunder, the Capital Accounts of the Members shall be adjusted, including continuing adjustments for depreciation, to the extent provided in Regulation Section 1.704-(1)(b)(2)(iv)(f).

         3.5      TRANSFER OF MEMBER'S INTEREST. Subject to the provisions of
SECTION 3.3 hereof, a Member may give, sell, assign, pledge, hypothecate, exchange or otherwise transfer to another person any portion of its interest in the Company accordance with the provisions of Section 18-702 of the Act. No person acquiring an interest in the Company pursuant to this SECTION 3.5 shall become a Member unless such person is approved by the vote or written consent of the Managing Member and the Members' holding a Majority Percentage Interest (exclusive of the Member who assigned or proposes to assign such interest) . If no such approval is obtained, such person's interest in the Company shall only entitle such person to receive the distributions and allocations of profits and losses to which the Member from whom or which such person received such interest would otherwise be entitled. Any such approval may be subject to any terms and conditions imposed by the consenting Members.

                        ARTICLE 4 -- MEETINGS OF MEMBERS

         4.1 MEETINGS. Meetings of Members are not required, but may be called by the Managing Member or Members holding at least twenty percent (20%) of the Percentage Interests held by Members. No business shall be transacted at any meeting of Members except as is specified in the notice calling such meeting.

         4.2 PLACE OF MEETINGS. The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company specified in SECTION 1.6.

         4.3 NOTICE OF MEETINGS. Written notice stating the place, day and time of the meeting and the purpose for which the meeting is called shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Managing Member or the Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) calendar days after being deposited in the United States Mail, addressed to the Member at his, her or its address as it appears on the records of the Company, postage prepaid.

         4.4 RECORD DATE. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to any distribution, the date on which notice of the meeting is first delivered or mailed, or the date on which a resolution declaring such distribution is

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adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this SECTION 4.4, such determination shall apply to any adjournment thereof.

         4.5 QUORUM. Members holding a Majority Percentage Interest, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each Member. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

         4.6 MANNER OF ACTING. If a quorum is present, the affirmative vote of Members present at the meeting in person or by proxy holding a Majority Percentage Interest of Members shall be the act of the Members, except as otherwise required by the Act or this Agreement.

         4.7 PROXIES. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by the Member's attorney-in-fact or agent appointed in writing. Such proxy or appointment shall be filed with the Company before or at the time of the meeting. No proxy or appointment shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy or appointment.

         4.8 WAIVER OF NOTICE. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. Attendance at a meeting shall constitute waiver of notice of the meeting unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

         4.9 ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Members at a meeting may be taken without a meeting if a consent in writing, describing the action taken, is signed by the Members holding a Majority Percentage Interest, or such greater Percentage Interest as is required by the Act or by this Agreement. Such actions shall be included in the minutes of the Company's meetings.

         4.10 MEETINGS BY TELEPHONE, ETC. Meetings of the Members may be held by conference telephone or by any other means of

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communication by which all participants can hear each other simultaneously during the meeting, and such participation shall constitute presence in person at the meeting.

                            ARTICLE 5 -- MANAGEMENT

         5.1 MANAGEMENT; MANAGING MEMBER. The business, affairs and properties of the Company shall be managed by the Managing Member.
The initial Managing Member of the Company shall be ACC of Tennessee.

         Except as otherwise provided in this Agreement and subject to the non-waivable provisions of the Act, the Managing Member shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Company, and to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management of the Company's business. No other person shall have any power or authority to bind the Company unless such person has been authorized to do so by this Agreement or the Managing Member. The Managing Member shall serve as the manager of the Company until its removal or resignation as provided in this Agreement. Any replacement manager of the Company shall be appointed by the Members holding a Majority Percentage Interest.

         5.2 REMOVAL OF MANAGING MEMBER. The Managing Member may be removed or replaced as the manager of the Company, with or without cause, by the vote or written consent of the Members holding a Majority Percentage Interest. The removal of the Managing Member as the manager of the Company shall not affect the Managing Member's rights as a Member and shall not constitute a withdrawal of such Member.

         5.3 RESIGNATION OF MANAGING MEMBER. The Managing Member may resign as manager of the Company at any time by giving twenty (20) days' written notice to the Company. The resignation of any Managing Member shall take effect upon receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of the Managing Member shall not affect the Managing Member's rights as a Member and shall not constitute a withdrawal of a Member.

         5.4 OFFICERS. The Managing Member may appoint a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and one or more Vice Presidents and such other officers of the Company as the Managing Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. The officers of the Company shall serve at the pleasure of the Managing Member. To the extent delegated by the Managing Member, the officers of the Company shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall

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cause the Managing Member to cease to be the manager or a Member of the
Company. Such officers shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of Delaware. The Managing Member hereby appoints the following persons to serve as the initial officers the Company: (i) John Fujii - Chief Executive Officer; (ii) Brian McTernan - President and Chief Operating Officer; (iii) James Waiter, Jr. - Vice President, Chief Financial Officer and Secretary; (iv) Stephen Easley - Vice President; (v) James McKethan - Vice President; and (vi) Joseph Banaczek - Vice President.

         5.5 NO EXCLUSIVE DUTY TO COMPANY. The Managing Member shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right pursuant to this Agreement to share or participate in such other business interests or activities or to the income or proceeds derived therefrom. The Managing Member shall incur no liability to the Company or any Member as a result of engaging in any other business interests or activities.

                      ARTICLE 6 -- ACCOUNTING AND RECORDS

         6.1 BOOKS OF ACCOUNT. The Company shall maintain records and accounts of all of its operations and expenditures. At a minimum, the Company shall keep at its principal place of business the following records:

                  (a) A current list and past list, setting forth the full name and last known mailing address of each member and manager;

                  (b) A copy of the Certificate of Formation and all amendments thereto;

                  (c)  Copies of this Agreement and all amendments hereto;

                  (d) Copies of the Company's federal, state, and local tax returns and reports, if any, for the three (3) most recent years;

                  (e) Minutes of every meeting of the Members and any written consents obtained from Members for actions taken by Members without a meeting; and

                  (f) Copies of the Company's financial statements for the three (3) most recent years.

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         6.2      FISCAL YEAR. The fiscal year of the Company shall be the
calendar year.

         6.3 TAX RETURNS. The Company shall prepare and timely file all required federal and state income tax returns. Within ninety (90) days after the end of each fiscal year, each Member shall be furnished a statement suitable for use in the preparation of the Member's income tax return.

         6.4 TAX MATTERS MEMBER. For purposes of the Code and any comparable provisions of state law, the "Tax Matters Partner" shall be the Managing Member or such other eligible Member as Members holding a Majority Percentage Interest may determine from time to time.

          ARTICLE 7 -- ALLOCATIONS OF PROFITS, LOSSES AND OTHER ITEMS

         7.1      ALLOCATION OF NET PROFIT AND LOSS - IN GENERAL.

                  7.1.1 ALLOCATION OF NET PROFIT OR LOSS. After giving effect to the special allocations set forth in SECTIONS 7.2 and 7.3, the net profit or net loss of the Company for any fiscal year shall be allocated among the Members in accordance with their respective Percentage Interests.

                  7.1.2 LIMITATION. The net loss allocated to each Member for any Company fiscal year pursuant to SECTION 7.1.1 and this SECTION 7.1.2 shall not exceed the maximum amount of net loss that can be so allocated without causing such Member to have a Deficit Capital Account at the end of the fiscal year. All net losses in excess of the limitation set forth in this
SECTION 7.1.2 shall be allocated to the other Members who do not have Deficit Capital Accounts in proportion to their respective Percentage Interests.

         7.2 SPECIAL ALLOCATIONS. The following special allocations shall be made for any fiscal year of the Company in the following order:

                  7.2.1 MINIMUM GAIN CHARGEBACK. If there is a decrease in the Company's "partnership minimum gain", as defined in and determined under Regulation Sections 1.704-2(b)(2) and 1.704-2(d), the minimum gain chargeback: provisions of Regulation Section 1.704-2(f), which are hereby incorporated into this Agreement by this reference, shall be applied.

                  7.2.2 MEMBER MINIMUM GAIN CHARGEBACK. If there is a decrease in any Member's share of "partner nonrecourse debt minimum gain," as defined in and determined under Regulation Section 1.704-2(i), the partner nonrecourse debt minimum gain chargeback provisions of Regulation Section 1.704-2(i)(4), which are hereby incorporated into this Agreement by this reference, shall be applied.

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                  7.2.3   QUALIFIED INCOME OFFSET. In the event that any
Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in accordance with Regulation Section 1.704-(1)(b)(2)(ii)(d).

                  7.2.4 NONRECOURSE DEDUCTIONS. "Nonrecourse deductions," as defined in and determined under Regulation Sections 1.704-2(b)(1) and (c), shall be allocated among the Members in accordance with their respective Percentage Interests.

                  7.2.5 MEMBER NONRECOURSE DEDUCTIONS. "Partner nonrecourse deductions," as defined in and determined under Regulation Sections 1.704-2(i)
(1) and (2), shall be specially allocated among the Members in accordance with Regulation Section 1.704-2(i).

         7.3      CORRECTIVE ALLOCATIONS. The allocations set forth in SECTION
7.1.2 and SECTION 7.2 are intended to comply with certain regulatory requirements under Code Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to SECTION
7.2 or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this SECTION 7.3. Accordingly, the Tax Matters Partner is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this SECTION 7.3 in whatever manner the Tax Matters Partner determines is appropriate so that, after such offsetting special allocations are made (and taking into account the reasonably anticipated future allocations of income and gain pursuant to SECTIONS 7.2.1 and 7.2.2), the Capital Accounts of the Members are, to the extent possible, equal to the Capital Accounts each would have if the provisions of SECTION 7.1.2 and SECTION 7.2 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to SECTION 7.1.1.

         7.4      OTHER ALLOCATION RULES.

                  7.4.1 GENERAL. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit, and any other allocations not otherwise provided for shall be divided among the Members in accordance with their Percentage Interests, or as otherwise May be required under the Code and the Regulations thereunder.

                  7.4.2 ALLOCATION OF EXCESS NONRECOURSE LIABILITIES. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulation
Section 1.752-3(a)(3), the Members'

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interests in the Company's profits shall be in accordance with their respective Percentage Interests.

                  7.4.3 ALLOCATIONS IN CONNECTION WITH VARYING INTERESTS. If, during a Company fiscal year, there is (i) a permitted transfer of all or a part of a Member's interest, or (ii),the admission or withdrawal of a Member, net profit, net loss, each item thereof, and all other tax items of the Company for such fiscal year shall be divided and allocated among the Members by taking into account their varying interests during such fiscal year in accordance with Code Section 706(d) and using any conventions permitted by law and selected by the Tax Matters Partner.

         7.5      DETERMINATION OF NET PROFIT OR LOSS.

                  7.5.1 COMPUTATION OF NET PROFIT OR LOSS. The net profit or net loss of the Company, for each fiscal year or other period, shall be an amount equal to the Company's taxable income or loss for such period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1), including income and gain exempt from federal income tax, shall be included in taxable income or loss).

                  7.5.2 ADJUSTMENTS TO NET PROFIT OR LOSS. For purposes of computing taxable income or loss on the disposition of an item of Company property or for purposes of determining the cost recovery, depreciation, or amortization deduction with respect to any property, the Company shall use such property's book value determined in accordance with Regulation Section 1.704-1(b).

                  7.5.3 ITEMS SPECIALLY ALLOCATED. Notwithstanding any other provision of this SECTION 7.5, any items that are specially allocated pursuant to SECTION 7.2 or SECTION 7.3 shall not be taken into account in computing the Company's net profit or net loss.

         7.6 MANDATORY TAX ALLOCATIONS UNDER CODE SECTION 704(c). In accordance with Code Section 704(c) and Regulation Section 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value computed in accordance with SECTION 7.5.2. Prior to the contribution of any property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and the Managing Member (or, if the Managing Member is the contributing Member, then non-contributing Members holding a Majority Percentage Interest) shall agree upon the allocation method to be applied with respect to that property

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under Regulation Section 1.704-3, which allocation method shall be set forth on attached SCHEDULE 2, as amended from time to time. The same procedure shall apply to any revaluation of Company property as permitted under Regulation
Section 1.704-2(b)(iv)(f); PROVIDED, HOWEVER, that all decisions regarding valuation and allocation methods under Regulation Section 1.704-3 shall be made by the Managing Member.

         Allocations pursuant to this SECTION 7.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of net profit, net loss, or other items as computed for book purposes, or distributions pursuant to any provision of this Agreement.

                     ARTICLE 8 -- DISTRIBUTIONS TO MEMBERS

         8.1 NONLIQUIDATING DISTRIBUTIONS. Distributions of Distributable Cash and distributions in kind, other than distributions in liquidation pursuant to SECTION 8.2, shall be made to the Members in proportion to their respective Percentage Interests at such times and under such circumstances as determined by the Managing Member.

         8.2 DISTRIBUTIONS IN LIQUIDATION. Notwithstanding SECTION 8.1, distributions in liquidation of the Company shall be made to each Member in the manner set forth in ARTICLE 9.

         8.3 DISTRIBUTIONS IN KIND. Non-cash assets, if any, shall be distributed at times and in a manner determined in the discretion of the Company that reflects how cash proceeds from the sale of such assets for fair market value would have been distributed (after any unrealized investment income or loss attributable to such non-cash assets has been allocated among the Members in accordance with ARTICLE 7).

                    ARTICLE 9 -- DISSOLUTION AND LIQUIDATION

         9.1 DISSOLUTION. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Members holding a Majority Percentage Interest.

         9.2 LIQUIDATION UPON DISSOLUTION AND WINDING UP. Upon the dissolution of the Company, the Members shall wind up the affairs of the Company. A full account of the assets and liabilities of the Company shall be taken. The assets shall be promptly liquidated and the proceeds thereof applied as required by the Act. Upon discharging all debts and liabilities, all remaining assets shall be distributed to the Members or their representatives by the end of the taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation) in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this SECTION 9.2). With the approval of the Managing Member, the Company may, in the process of winding up the Company, distribute property in kind, in which case the Members' Capital Account balances shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(e).

         9.3 NO OBLIGATION TO RESTORE NEGATIVE CAPITAL ACCOUNT. No Member shall have any obligation to make any Capital Contribution to the Company to eliminate the negative balance, if any, of such Member's Capital Account and any such negative balance shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

           ARTICLE 10 -- LIMITATION OF MEMBER'S AND MANAGING MEMBER'S LIABILITY; INDEMNIFICATION OF MEMBERS AND MANAGING MEMBER

         10.1 LIMITATION OF LIABILITY. No Member or the Managing Member shall have any liability to the Company for monetary damages for conduct as a Member or the Managing Member, except for acts or omissions that involve a breach of this Agreement, intentional misconduct, a knowing violation of law, conduct violating Section 18-607 of the Act, or for any transaction from which such Member or the Managing Member has personally received a benefit in money, property or services to which such or the Managing Member was not legally entitled. If the Act is hereafter amended to authorize Company action further limiting the personal liability of members or managers, then the liability of any Member or the Managing Member shall be eliminated or limited to the full extent permitted by the Act, as so amended. No repeal or modification of the Act or this SECTION 10.1 shall adversely affect any right or protection of any Member or the Managing Member existing at the time of such repeal or modification for or with respect to an act or omission of any Member or the Managing Member occurring prior to such repeal or modification.

         10.2 INDEMNIFICATION. The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold each Member and the Managing Member harmless against any losses, claims, damages or liabilities to which any Member or the Managing Member may become subject in connection with any matter arising out of or in connection with this Agreement or the Company's business or affairs, except for any such losses, claims, damages or liabilities of any Member or the Managing Member finally adjudicated to be the result of such Member's or the Managing Member's breach of this Agreement, intentional misconduct or a knowing violation of law by such Member or the Managing Member, conduct of such Member or the Managing Member adjudged to be in violation of Section 18-607 of the Act, or any transaction with respect to which it was finally adjudged that such Member or the Managing Member received a benefit in money, property, or services to which such Member or the Managing Member was not legally entitled.

         The right to indemnification conferred in this SECTION 10.2 shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Member or the Managing Member, to repay all amounts so advanced if it shall ultimately be determined that such Member or the Managing Member is not entitled to be indemnified under this SECTION 10.2 or otherwise.

         The right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
SECTION 10.2 shall not be exclusive of any other right any Member or the Managing Member may have or hereafter acquire under any statute, this Agreement or otherwise.

         No repeal or modification of the Act or this SECTION 10.2 shall adversely affect-any right of any Member or the Managing Member to indemnification existing at the time of such repeal or modification for or with respect to indemnification related to an act or omission of such Member or the Managing Member occurring prior to such repeal or modification.

                          ARTICLE 11 -- MISCELLANEOUS

         11.1 NOTICES. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given if delivered personally to the party to whom directed or, if mailed, by registered or certified mail, postage and charges prepaid, addressed (a) if to a Member, to the Member's address specified on attached SCHEDULE 1, and (b) if to the Company, to the Company's address specified in SECTION 1.5. Any such notice shall be deemed to be given when personally delivered, on the date of delivery if delivered by overnight courier service, on the date such notice is sent by telecopier to a telecopy number designated on the Schedule if such notice is also sent by overnight courier service, or, if mailed, two (2) business days after the date of mailing. A Member or the Company may change its address for purposes of notices hereunder by giving notice specifying such changed address in the manner specified in this SECTION 11.1.

         11.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, including, without limitation, the Act.

         11.3 AMENDMENTS. This Agreement may not be amended except by the unanimous written agreement of all of the Members.

         11.6 WAIVERS. The failure of any person to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         11.7 REMEDIES. The rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise of any one right or remedy shall not preclude or waive the right to exercise any other remedies. Said rights and remedies are in addition to any other rights the parties may have by law or otherwise.

         11.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

         11.9 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

         11.10 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

AMERICAN CELLULAR WIRELESS LLC
A Delaware Limited Liability Company



By /s/ John Fujii
   -------------------------------
   Name:  John Fuji
   Title: Chief Executive Officer

ACC OF TENNESSEE LLC
A Delaware Limited Liability Company

By /s/ Brian McTernan
   -------------------------------
   Name:  Brian McTernan
   Title: President

                                   Schedule 1
                                       to
                       Limited Liability Company Agreement
                                       of
                               ACC of Kentucky LLC



NAMES AND ADDRESSES OF
MEMBERS                                            UNITS             PERCENTAGES


American Cellular Wireless LLC                     99.5                 99.5%
1375 East Woodfield Rd. Suite 700
Schaumburg, Illinois 70173

ACC of Tennessee LLC                                0.5                  0.5%
2217 W. Andrew Johnson Highway
Morristown, Tennessee 37814


                 TOTALS                             100                  100%


                                   Schedule 2
                                       to
                       Limited Liability Company Agreement
                                       of
                               ACC of Kentucky LLC



The Company shall use the "traditional method" of allocation under Regulation
Section 1.704-3(b) with respect to the assets contributed to the Company upon its formation.






























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